                                                                  Exhibit (a)(4)

              NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

--------------------------------------------------------------------------------
If you previously elected to accept SmartDisk Corporation's offer to exchange options, and you would like to change your election and reject this offer, you must sign this Notice and return it to Bonnie Williams, our Director of Human Resources, via facsimile at (941) 436-2512 or hand delivery, before 5 p.m., Eastern Time, on October 5, 2001, unless the offer is extended. If you have questions, please contact Ms. Williams at (941) 436-2503 or Bonnie.Williams@SmartDisk.com.
--------------------------------------------------------------------------------

To SmartDisk Corporation:

     I previously received a copy of the Offer to Exchange (dated September 7, 2001), the Cover Letter and Summary of Terms, and an Election Form. I signed and returned the Election Form, in which I elected to accept SmartDisk's offer to exchange options. I now wish to change that election and reject your offer to exchange options. I understand that by signing this Notice and delivering it to Ms. Williams, I will be able to withdraw my acceptance of the offer and reject the offer to exchange options instead. I have read and understand all of the terms and conditions of the offer to exchange options.

     I understand that in order to reject the offer, I must sign and deliver this Notice to Ms. Williams before 5 p.m., Eastern Time, on October 5, 2001, or if SmartDisk extends the deadline to exchange options, before the extended expiration of the offer.

     By rejecting the offer to exchange options, I understand that I will not receive any New Options (Table 2) and I will keep the Eligible Options (Table 1) and Retained Options (Table 3) as listed on my Election Form. These options will continue to be governed by the SmartDisk Corporation Second Amended and Restated 1999 Incentive Compensation Plan under which they were granted and existing option agreements between SmartDisk and me.

     I have completed and signed the following exactly as my name appears on my original Election Form.

     I do not accept the offer to exchange options.

X_______________________________________________________________________________
  Signature

Date:  __________ __, 2001

Name: __________________________________________________________________________
                                    (Please Print)